Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254675, 333-238891, and 333-238890) on Form S-8 and the registration statements (Nos. 333-261985, 333-256050, and 333-256049) on Form S-3 of our reports dated March 1, 2022, with respect to the consolidated financial statements of APi Group Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota

March 1, 2022